News Release

Contacts
Investors	Mark McHugh	904-357-3757
Media	Mike Bell	904-321-5537

For release at 8 a.m. EST

Rayonier Reports Fourth Quarter and Full Year 2014 Results

•	Fourth quarter net income of $9 million or $0.07 per share; full year net income of $99 million or $0.76 per share

•	Fourth quarter pro forma net income of $11 million or $0.09 per share; full year pro forma net income of $66 million or $0.50 per share

•	Adjusted EBITDA of $51 million in fourth quarter and $235 million for the full year

•	Realigns reportable segments and expands disclosures

JACKSONVILLE, FL, February 12, 2015 — Rayonier (NYSE:RYN) reported fourth quarter 2014 net income attributable to Rayonier of $9 million, or $0.07 per share, compared to $80 million, or $0.62 per share, in the prior year period. The current and prior period fourth quarter results included $0.3 million and $48 million, respectively, of income from discontinued operations.1 The current period also includes $2 million of costs related to the internal review and restatement announced in November, 2014. Excluding these items, pro forma net income2 was $11 million, or $0.09 per share, for the fourth quarter and $32 million, or $0.25 per share, in the prior year period.
Full year 2014 net income attributable to Rayonier was $99 million, or $0.76 per share, compared to $372 million, or $2.86 per share, in the prior year. The full year results include $43 million of income from discontinued operations,1 $4 million of costs related to the spin-off of the Performance Fibers business, a cumulative adjustment of $3 million due to an out-of-period adjustment in depletion expense3 and $3 million of costs related to the internal review and restatement. The prior year results included $268 million of income from discontinued operations1 and a $16 million gain4 related to the consolidation of the Company’s 65%-owned New Zealand joint venture (JV). Excluding these items, pro forma net income2 for full year 2014 was $66 million, or $0.50 per share, compared to $88 million, or $0.68 per share, in the prior year.
Adjusted EBITDA7 was $235 million for full year 2014 compared to $220 million in the prior year. Cash provided by operating activities (including discontinued operations) was $316 million for full year 2014 compared to $545 million in the prior year. Cash available for distribution (CAD)5 was $115 million compared to $83 million in the prior year.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2014		December 31, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$8.9	$0.07	$79.7	$0.62
Internal review and restatement costs	2.4	0.02	—	—
Discontinued operations[1]	(0.3)	—	(47.7)	(0.37)
Pro forma net income[2]	$11.0	$0.09	$32.0	$0.25
The following table summarizes the 2014 full year and comparable prior year results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2014		December 31, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$99.3	$0.76	$371.9	$2.86
Gain related to consolidation of New Zealand JV4	—	—	(16.1)	(0.12)
Cost related to the spin-off of the Performance Fibers business	3.8	0.03	—	—
Cumulative out-of-period adjustment for depletion expense[3]	2.6	0.02	—	—
Internal review and restatement costs	3.4	0.02	—	—
Discontinued operations[1]	(43.4)	(0.33)	(268.0)	(2.06)
Pro forma net income[2]	$65.7	$0.50	$87.8	$0.68
“In 2014, we completed the spin-off of the Performance Fibers business and began implementing a realigned strategy designed to enhance long-term shareholder value,” said David Nunes, President and CEO. “Despite organizational challenges associated with our internal review, we were pleased with the underlying operational performance of our assets, improved pricing in our Southern and Pacific Northwest Timber segments, and steady rural land sales in our Real Estate segment.”
Southern Timber
Fourth quarter sales of $39 million increased $9 million from the prior year period, while operating income of $13 million was comparable to the prior year period. Sales increased in the fourth quarter due in equal part to higher harvest volumes and improved pricing. Harvest volumes increased 14% to 1.5 million tons versus 1.3 million tons in the prior year period. Weighted average stumpage prices increased 16% to $20.92 per ton versus $18.01 per ton in the prior year period. These gains in sales were largely offset in operating income by higher depletion expense and lower non-timber income. The decline in non-timber income in the fourth quarter was primarily attributable to a change in income recognition for hunting leases. Previously, income from hunting leases was recognized primarily in the third and fourth quarters, whereas beginning in June, 2014, the Company now recognizes such income pro rata on a monthly basis throughout the annual lease term. This change led to a decline of approximately $6 million in fourth quarter non-timber income versus what would have been recognized under the prior income recognition approach.
Full year 2014 sales of $142 million increased $19 million from 2013, while pro forma operating income6 of $46 million increased $9 million from prior year results. Sales increased in 2014 primarily due to higher pine pulpwood and sawtimber prices, which were driven by improved demand as well as wet weather conditions through much of the year. Harvest volumes were flat at 5.3 million tons in both 2014 and 2013. Weighted average stumpage prices increased 13% to $20.72 per ton in 2014 versus $18.37 per ton in 2013. Increased sales were partially offset in operating income by higher cut-and-haul costs, higher depletion

225 Water Street, Jacksonville, FL 32202 904-357-9100

expense and lower non-timber income, which was largely driven by the aforementioned change in income recognition.
Fourth quarter and full year Adjusted EBITDA7 of $28 million and $98 million were $3 million and $11 million, respectively, above prior year periods.
Pacific Northwest Timber (formerly Northern Region)
Fourth quarter sales of $22 million and operating income of $4 million were both $5 million below the prior year period. Sales and operating income declined in the fourth quarter due primarily to lower harvest volumes and to a lesser extent reduced sawtimber prices. Harvest volumes declined 34% to 326,000 tons versus 496,000 tons in the prior year period. The decline in harvest volumes was driven by the sale of the Company’s New York timberlands in fourth quarter 2013 as well as the reduction of harvest volumes in the Pacific Northwest pursuant to the Company’s revised operating strategy announced in November, 2014. Average delivered sawtimber prices in the Pacific Northwest decreased 3% to $79.19 per ton versus $81.47 per ton in the prior year period, while delivered pulpwood prices increased 15% to $43.23 per ton versus $37.44 per ton in the prior year period. Operating costs increased slightly over the prior year period due to the timing of road maintenance and engineering work performed. Non-timber income in the fourth quarter was below the prior year period as a result of higher costs and reduced cedar salvage sales.
Full year 2014 sales of $102 million were $8 million below 2013, which included $3 million of sales from the formerly-owned New York timberlands. Pro forma operating income6 of $31 million declined $1 million from prior year results. Sales declined in 2014 primarily due to lower harvest volumes, which was partially offset by improved sawtimber and pulpwood pricing. Harvest volumes declined 16% to 1.7 million tons from 2.0 million tons in 2013. The decline in harvest volumes was driven by the sale of the Company’s New York timberlands in fourth quarter 2013 as well as the aforementioned reduction of harvest volumes pursuant to the Company’s revised operating strategy. Average delivered sawtimber prices in the Pacific Northwest increased 5% to $82.05 per ton versus $78.06 per ton in 2013 and delivered pulpwood prices increased 6% to $39.20 per ton versus $37.14 per ton in 2013. The decline in sales was partially offset in operating income by lower cut-and-haul costs, while other operating costs in 2014 were generally comparable to 2013.
Fourth quarter and full year Adjusted EBITDA7 of $7 million and $51 million were $6 million and $3 million, respectively, below the prior year periods.
New Zealand Timber
Fourth quarter sales of $52 million increased $5 million from the prior year period, and operating income of $3 million increased $1 million from the prior year period. Sales increased in the fourth quarter due to higher export volumes and land sales partially offset by lower domestic and export product prices. Harvest volumes increased 16% to 708,000 tons versus 611,000 tons in the prior year period. Average delivered prices for domestic sawlogs declined 10% to $68.87 per ton versus $76.80 per ton in the prior year period, and average delivered prices for export sawlogs declined 13% to $108.96 per ton versus $125.43 per ton in the prior year period. The decline in domestic sawlog prices (in US dollar terms) was primarily driven by the fall in the NZ$/US$ exchange rate, while the decline in export sawlog prices was primarily driven by weaker demand from China. Operating income improved modestly as the decrease in prices was more than offset by the higher volumes, lower operating costs and higher land sales.
Full year 2014 sales of $182 million increased $34 million from 2013, reflecting consolidation of the JV effective April 4, 2013, while pro forma operating income6 of $10 million was $1 million below prior year results. Total harvest volumes in 2014 of 2.4 million tons were comparable to 2013. Average delivered prices for domestic sawlogs increased 6% to $78.15 per ton versus $73.82 per ton in 2013, while average delivered prices for export sawlogs declined 11% to $111.75 per ton versus $125.77 per ton in 2013. The increase in domestic sawlog prices was primarily driven by stronger demand in the first half of the year, while the decline in export sawlog prices was primarily driven by weaker demand from China. Operating income declined due

225 Water Street, Jacksonville, FL 32202 904-357-9100

to weaker overall pricing, which was partially offset by the impact of a full year of consolidation of the JV in 2014 as well as increased land sales.
Fourth quarter and full year Adjusted EBITDA7 of $14 million and $46 million were $3 million and $8 million, respectively, above the prior year periods.
Real Estate
Fourth quarter sales of $11 million were $86 million below 2013, which included the sale of the Company’s New York timberlands for $57 million at a gain of $3 million. Operating income of $3 million was $23 million below the prior year period. Fourth quarter sales and operating income decreased primarily due to lower non-strategic/timberland sales, as the prior year period included the New York timberlands sale as well as a 21,000 acre timberland sale in Georgia.
Excluding the New York sale, full year sales of $77 million were $15 million below 2013, and operating income of $48 million was $5 million below the prior year. For the full year, lower prices and volumes on timberland sales were partially offset by increased rural sales volumes and prices. Full year operating income also included a $6 million settlement of a bankruptcy claim related to a 2006 sale.
Fourth quarter and full year Adjusted EBITDA7 of $7 million and $70 million were $33 million and $14 million, respectively, below the prior year periods.
Trading
The Trading segment complements the New Zealand Timber segment by creating added scale in export operations and achieving cost savings that directly benefit the New Zealand Timber segment.
Fourth quarter sales of $24 million were $15 million below 2013, and operating income decreased $1 million versus the prior year period. Full year sales of $104 million were $28 million below 2013, while operating income and Adjusted EBITDA7 of $2 million were comparable to the prior year.
Other Items
Pro forma corporate and other operating expenses of $6 million in the fourth quarter and $32 million for the full year improved $9 million and $14 million, respectively, over the prior year periods primarily due to lower selling, general and administrative expenses as a result of the spin-off of the Performance Fibers business.
Interest expense of $8 million in the fourth quarter decreased $2 million from the prior year period due to lower outstanding debt. Full year 2014 interest expense of $44 million increased $3 million from the prior year as the benefit of lower debt balances was more than offset by additional interest expense resulting from the consolidation of the JV for the full year and a lower allocation of interest expense to discontinued operations.
Other non-operating expenses of $2 million in the fourth quarter and $9 million for the full year increased $3 million and $12 million respectively over the prior year periods primarily due to unfavorable mark-to-market adjustments on New Zealand interest rate swaps.
The fourth quarter income tax benefit from continuing operations was $4 million compared to an income tax benefit of $7 million in the prior year period. The full year income tax benefit from continuing operations was $10 million compared to $36 million in 2013. These income tax benefits were due to losses at Rayonier’s taxable operations and interest and general and administrative expenses not allocable to the discontinued operations of the Performance Fibers business. The full year tax benefit was reduced by a $14 million valuation allowance related to the cellulosic biofuel producer credit (CBPC) reflecting Rayonier’s limited potential use of the CBPC going forward, prior to its expiration.
In the fourth quarter, the Company recorded a net $0.3 million benefit from discontinued operations primarily due to revised estimates of the Company’s 2014 tax expense.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Outlook
“In 2015, we expect further improvement in Southern pine sawlog prices as the US housing market and economy continue to slowly recover,” added Nunes. “With the devaluation of the Russian ruble, we expect strong headwinds in the China log export market, which will likely have a negative impact on demand and pricing in our Pacific Northwest segment. We expect a more modest decline in our New Zealand segment, which we expect will lose less market share to Russian log exports. Reflecting our previously announced strategy of harvesting in line with our long-term sustainable yield, we are planning for harvest volumes in the Pacific Northwest to be approximately 14% below 2014 levels, while we expect harvest volumes in the South to be modestly higher than 2014 levels. In our Real Estate segment, we expect a modest decline in rural land sales, while we are planning for significantly lower non-strategic / timberland sales consistent with our strategy of reducing reliance on these sales to augment cash flow.”
Further Information
A conference call will be held on Thursday, February 12, 2015 at 2 p.m. EST to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company’s website shortly after the call.
1Discontinued operations includes Performance Fibers in both the three and twelve months ended December 31, 2014 and December 31, 2013. Discontinued operations also includes Wood Products in the twelve months ended December 31, 2013.
2Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
3In reviewing its depletion expense calculations, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial adjustments was recorded as additional depletion expense in the third quarter of 2014.
4The $16 million gain includes the recognition of a $10 million deferred gain based on the original sale of Rayonier’s New Zealand operations to the joint venture in 2005 and a $6 million benefit due to the required fair market value remeasurement of Rayonier’s equity interest in the JV immediately before the purchase of the additional interest.
5CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
6Pro forma operating income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
7Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a geographically diverse international land resources company primarily engaged in timberland management and the sale of real estate. Rayonier owns, leases or manages approximately 2.6 million acres of timberlands located in the U.S. and New Zealand. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
_________________________________________________________________________
Forward-Looking Statements
Certain statements in this document regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s realigned business strategy, including expected harvest schedules, timberland acquisitions and sales of non-strategic timberlands, the anticipated benefits of Rayonier’s realigned business strategy, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-Q, 10-K and 8-K, any amendments thereto, and other reports filed with the SEC.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic

225 Water Street, Jacksonville, FL 32202 904-357-9100

conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the company’s most recent Form 10-K/A and 10-Q and other reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2014 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
SALES	$147.4	$149.8	$238.5	$603.5	$659.7
Costs and expenses
Cost of sales	126.8	118.1	197.2	483.9	530.8
Selling and general expenses	12.0	8.8	14.2	47.9	55.4
Other operating income	(5.6)	(9.2)	(7.8)	(26.6)	(19.1)
OPERATING INCOME BEFORE GAIN RELATED TO CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	14.2	32.1	34.9	98.3	92.6
Gain related to consolidation of New Zealand joint venture	—	—	—	—	16.1
OPERATING INCOME	14.2	32.1	34.9	98.3	108.7
Interest expense	(8.4)	(9.6)	(10.3)	(44.2)	(40.9)
Interest and other (expense) income, net	(2.1)	(1.7)	0.6	(9.3)	2.4
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3.7	20.8	25.2	44.8	70.2
Income tax benefit	4.3	11.3	6.9	9.6	35.6
INCOME FROM CONTINUING OPERATIONS	8.0	32.1	32.1	54.4	105.8
Income from discontinued operations, net	0.3	—	47.7	43.4	268.0
NET INCOME	8.3	32.1	79.8	97.8	373.8
Less: Net (loss) income attributable to noncontrolling interest	(0.6)	(0.6)	0.1	(1.5)	1.9
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$8.9	$32.7	$79.7	$99.3	$371.9
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.07	$0.26	$0.25	$0.44	$0.83
Discontinued Operations	—	—	0.38	0.34	2.13
Net Income	$0.07	$0.26	$0.63	$0.78	$2.96
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.07	$0.25	$0.25	$0.43	$0.80
Discontinued Operations	—	—	0.37	0.33	2.06
Net Income	$0.07	$0.25	$0.62	$0.76	$2.86

Pro forma Net Income (a)	$0.09	$0.28	$0.25	$0.50	$0.68

Weighted Average Common
Shares used for determining
Basic EPS	126,549,192	126,501,837	126,216,451	126,458,710	125,717,311
Diluted EPS	128,302,545	129,790,513	128,949,778	131,038,263	130,105,101

(a) Pro forma net income is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2014 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2014	2013 (a)
Assets
Cash and cash equivalents	$161.6	$199.6
Other current assets	52.8	319.5
Timber and timberlands, net of depletion and amortization	2,083.7	2,049.4
Property, plant and equipment	14.9	1,981.1
Less - accumulated depreciation	(8.2)	(1,120.3)
Net property, plant and equipment	6.7	860.8
Other assets	148.3	256.2
Total Assets	$2,453.1	$3,685.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$129.7	$112.5
Other current liabilities	72.3	163.6
Long-term debt	621.8	1,461.7
Non-current liabilities for dispositions and discontinued operations	—	69.5
Other non-current liabilities	54.1	122.9
Total Rayonier Inc. shareholders’ equity	1,488.5	1,661.2
Noncontrolling interest	86.7	94.1
Total shareholders’ equity	1,575.2	1,755.3
	$2,453.1	$3,685.5

(a) Includes the Performance Fibers business that was spun-off on June 27, 2014.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2014 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2014 (a)	2013 (a)
Cash provided by operating activities:
Net income	$97.8	$373.8
Depreciation, depletion, amortization	120.0	116.8
Non-cash cost of land sold	13.2	10.2
Non-cash cost of New York timberland sale	—	54.0
Gain on sale of discontinued operations, net	—	(42.1)
Depreciation, depletion and amortization from discontinued operations	38.0	74.9
Other items to reconcile net income to cash provided by operating activities	0.3	7.9
Changes in working capital and other assets and liabilities	46.3	20.0
Tax payment to IRS to exchange AFMC for CBPC	—	(70.3)
	315.6	545.2
Cash used for investing activities:
Capital expenditures	(123.7)	(162.2)
Purchase of additional interest in New Zealand joint venture	—	(139.9)
Purchase of timberlands	(130.0)	(20.4)
Jesup mill cellulose specialties expansion	—	(148.2)
Proceeds from disposition of Wood Products business	—	62.7
Change in restricted cash	62.3	(58.4)
Other	(0.5)	(2.5)
	(191.9)	(468.9)
Cash used for financing activities:
Increase in debt, net of issuance costs	124.5	73.4
Dividends paid	(257.5)	(237.0)
Proceeds from the issuance of common shares	5.6	10.1
Excess tax benefits on stock-based compensation	—	8.4
Repurchase of common shares	(1.9)	(11.3)
Purchase of timberland deeds for Rayonier Advanced Materials	(12.7)	—
Debt issuance funds distributed to Rayonier Advanced Materials	(924.9)	—
Proceeds from spin-off of Rayonier Advanced Materials	906.2	—
Other	(0.7)	(0.7)
	(161.4)	(157.1)
Effect of exchange rate changes on cash	(0.3)	(0.2)
Cash and cash equivalents:
Change in cash and cash equivalents	(38.0)	(81.0)
Balance, beginning of year	199.6	280.6
Balance, end of year	$161.6	$199.6

(a) Includes the Performance Fibers business that was spun-off on June 27, 2014.

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2014 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Sales
Southern Timber	$38.9	$37.5	$30.3	$141.8	$122.8
Pacific Northwest Timber	22.1	22.0	27.3	102.2	110.5
New Zealand Timber	51.7	48.5	47.0	182.4	148.7
Real Estate (c)	11.0	26.7	97.2	77.3	149.0
Trading	23.7	15.1	39.2	103.7	131.7
Intersegment Eliminations	—	—	(2.5)	(3.9)	(3.0)
Total sales	$147.4	$149.8	$238.5	$603.5	$659.7

Pro forma operating income/(loss) (a)
Southern Timber (b)	$13.5	$13.5	$13.4	$46.4	$37.8
Pacific Northwest Timber (b)	3.7	6.3	8.6	31.4	32.7
New Zealand Timber	2.9	1.9	1.8	9.5	10.6
Real Estate (c)	2.6	16.4	25.4	47.5	55.9
Trading	(0.3)	2.5	0.5	1.7	1.8
Corporate and other (d)	(5.8)	(4.9)	(14.8)	(32.2)	(46.2)
Pro forma operating income (a)	$16.6	$35.7	$34.9	$104.3	$92.6

Adjusted EBITDA (a)
Southern Timber	$28.3	$27.6	$25.1	$97.9	$87.2
Pacific Northwest Timber	7.5	10.4	13.8	50.8	54.0
New Zealand Timber	13.7	11.3	11.1	46.0	38.3
Real Estate (c)	7.2	23.4	39.9	69.8	83.5
Trading	(0.3)	2.5	0.5	1.7	1.8
Corporate and other (d)	(5.5)	(4.9)	(14.4)	(31.3)	(45.2)
Adjusted EBITDA (a)	$50.9	$70.3	$76.0	$234.9	$219.6

(a) Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule E for reconciliation.
(b) The three months ended September 30, 2014 and the year ended December 31, 2014 exclude $0.7 million and $1.9 million of expense in the Southern and
Pacific Northwest Timber segments, respectively, related to a cumulative out-of-period adjustment for depletion expense.
(c) The three months and year ended December 31, 2013 include the impact of the 2013 sale of New York timberlands (sales of $57 million, operating income of $3 million and Adjusted EBITDA of $3 million).
(d) The three months ended December 31, 2014 and September 30, 2014 exclude $2.4 million and $1.0 million of costs related to the internal review and restatements announced in November 2014. The years ended December 31, 2014 and 2013 exclude $3.4 million of internal review and restatement costs and a $16.1 million gain related to consolidation of the New Zealand joint venture, respectively.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2014 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2014	2013
Operating Income	$98.3	$108.7
Depreciation, depletion, amortization	120.0	116.8
Non-cash cost of land sold	13.2	10.2
Internal review and restatement costs	3.4	—
Gain related to consolidation of New Zealand joint venture	—	(16.1)
Adjusted EBITDA	$234.9	$219.6
Cash interest paid	(47.6)	(44.1)
Cash taxes paid (b)	(8.8)	(28.8)
Capital expenditures from continuing operations (c)	(63.2)	(63.6)
Cash Available for Distribution (a)	$115.3	$83.1
Working capital and other balance sheet changes	18.8	68.2
Capital expenditures from continuing operations (c)	63.2	63.6
Cash flow from discontinued operations (d)	118.3	276.3
Non-cash cost of New York timberland sale	—	54.0
Cash Provided by Operating Activities	$315.6	$545.2

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding strategic acquisitions), strategic divestitures, cash provided by discontinued operations and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
The years ended December 31, 2014 and 2013 include payments made on behalf of the spun-off Performance Fibers business. 2013 excludes a $70.3 million tax payment to the IRS to exchange the alternative fuel mixture credit (AFMC) for CBPC.

(c)
Capital expenditures exclude strategic capital of $130.0 million for timberland acquisitions during the year ended December 31, 2014. For the year ended December 31, 2013, strategic capital totaled $139.9 million for the acquisition of an additional interest in the New Zealand joint venture and $20.4 million for timberland acquisitions.

(d)	2013 includes a $70.3 million tax payment to the IRS to exchange AFMC for CBPC.

ADJUSTED EBITDA:
	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Operating Income	$14.2	$32.1	$34.9
Depreciation, depletion and amortization	29.7	34.0	35.2
Non-cash cost of land sold	4.6	3.2	5.9
Internal review and restatement costs	2.4	1.0	—
Adjusted EBITDA (a)	$50.9	$70.3	$76.0

		Year Ended
		December 31, 2014	December 31, 2013
Operating Income		$98.3	$108.7
Depreciation, depletion and amortization		120.0	116.8
Non-cash cost of land sold		13.2	10.2
Gain related to consolidation of New Zealand joint venture		—	(16.1)
Internal review and restatement costs		3.4	—
Adjusted EBITDA (a)		$234.9	$219.6

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of real estate sold, the gain related to consolidation of the New Zealand joint venture, discontinued operations, separation costs related to Performance Fibers spin-off and internal review and restatement costs in 2014. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

E

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2014		September 30, 2014		December 31, 2013
		Per Diluted Share		Per Diluted Share		Per Diluted Share
	$		$		$
Operating income	$14.2		$32.1		$34.9
Internal review and restatement costs	2.4		1.0		—
Cumulative out-of-period adjustment for depletion expense (a)	—		2.6		—
Pro forma operating income	$16.6		$35.7		$34.9

Net income attributable to Rayonier Inc.	$8.9	$0.07	$32.7	$0.25	$79.7	$0.62
Internal review and restatement costs	2.4	0.02	1.0	0.01	—	—
Cumulative out-of-period adjustment for depletion expense (a)	—	—	2.6	0.02	—	—
Discontinued operations	(0.3)	—	—	—	(47.7)	(0.37)
Pro forma net income	$11.0	$0.09	$36.3	$0.28	$32.0	$0.25

			Year Ended
			December 31, 2014		December 31, 2013
				Per Diluted Share		Per Diluted Share
			$		$
Operating income			$98.3		$108.7
Internal review and restatement costs			3.4		—
Gain related to consolidation of New Zealand joint venture			—		(16.1)
Cumulative out-of-period adjustment for depletion expense (a)			2.6		—
Pro forma operating income			$104.3		$92.6

Net income attributable to Rayonier Inc.			$99.3	$0.76	$371.9	$2.86
Gain related to consolidation of New Zealand joint venture			—	—	(16.1)	(0.12)
Cost related to the spin-off of the Performance Fibers business			3.8	0.03	—	—
Internal review and restatement costs			3.4	0.02	—	—
Cumulative out-of-period adjustment for depletion expense (a)			2.6	0.02	—	—
Discontinued operations			(43.4)	(0.33)	(268.0)	(2.06)
Pro forma net income			$65.7	$0.50	$87.8	$0.68

(a)
In reviewing its depletion expense calculation, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial adjustments was recorded as additional depletion expense in the third quarter of 2014.

E